Exhibit 5.1

[HELLER EHRMAN LETTERHEAD]

March 22, 2005

Washington Mutual, Inc.

1201 Third Avenue

Seattle, Washington 98101

Re:	Washington Mutual, Inc. — Public Offering of
$400,000,000 principal amount of 5.00% Notes due March 22, 2012,
$250,000,000 principal amount of Floating Rate Notes due March 20, 2008, and
$450,000,000 principal amount of Floating Rate Notes due March 22, 2012

Ladies and Gentlemen:

We have acted as counsel to Washington Mutual, Inc., a Washington corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-3, File No. 333-109921, on October 23, 2003, and as declared effective on November 6, 2003 (the “Registration Statement”), and the prospectus dated November 6, 2003, (a) as supplemented by the prospectus supplement dated March 15, 2005 (the final prospectus, in the form filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Securities Act, the “March 15 Prospectus”), relating to the offering by the Company of (i) $400,000,000 principal amount of 5.00% Notes due March 22, 2012 (the “5.00% Notes”); (ii) $250,000,000 principal amount of Floating Rate Notes due March 20, 2008 (the “Floating Rate Notes due March 20, 2008”) and (iii) $350,000,000 principal amount of Floating Rate Notes due March 22, 2012, and (b) as supplemented by the prospectus supplement dated March 21, 2005 (the final prospectus, in the form filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Securities Act, the “March 21 Prospectus” and together with the March 15 Prospectus, the “Prospectuses”), relating to the offering by the Company of $100,000,000 principal amount of Floating Rate Notes due March 22, 2012 (together with the aforementioned $350,000,000 principal amount of Floating Rate Notes due March 22, 2012, the “Floating Rate Notes due March 22, 2012” and the Floating Rate Notes due March 22, 2012 together with the Floating Rate Notes due March 20, 2008 and the 5.00% Notes, the “Securities”).  The Securities will be issued pursuant to a Senior Debt Securities Indenture between The Bank of New York, as Trustee, and the Company, dated August 10, 1999, as supplemented by the First Supplemental Indenture dated as of August 1, 2002 and Second Supplemental Indenture dated as of November 20, 2002 (the “Indenture”).

I.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based

Washington Mutual, Inc.

our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

(a)                                  The Registration Statement and the Prospectuses;

(b)                                 The Indenture;

(c)                                  The form of each of the Securities;

(c)                                  The Amended and Restated Articles of Incorporation (including all amendments thereto) of the Company filed with the Washington Secretary of State, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(e)                                  A Certificate of Existence/Authorization relating to the Company issued by the Washington Secretary of State, dated March 18, 2005;

(f)                                    The Bylaws of the Company (and all amendments thereto) certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(g)                                 Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors of the Company relating to the issuance of the Securities by the Company; and

(h)                                 A certificate (the “Officer’s Certificate”) of an officer of the Company as to certain factual matters.

II.

This opinion is limited to the federal laws of the United States of America, and the laws of the State of New York and State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Securities.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

III.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that the Securities have been duly authorized and, upon authentication of the Securities in accordance with the terms of the Indenture and delivery of and payment therefor, as contemplated by the Prospectuses, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

IV.

We further advise you that:

A.                                   As noted, the enforceability of the Securities is subject to the effect of general principles of equity.  As applied to the Securities, these principles will require the parties thereto to not invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B.                                     The effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

C.                                     Provisions of the Securities requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

V.

This opinion is rendered to you in connection with the filing of the Registration Statement and is solely for your benefit and the benefit of the purchasers of the Securities.  We consent to the filing of this letter as an exhibit to the Registration Statement and to reference to our firm in the Registration Statement.  This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent.  We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

/S/ HELLER EHRMAN LLP